EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63817) pertaining to the Apache Corporation 401(k) Savings Plan of our report dated June 22, 2017, with respect to the financial statement of the Apache Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
June 21, 2018